UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – February 24, 2009

Commission File Number: 0001370489

BLUEFIRE ETHANOL FUELS, INC.
(Exact name of registrant as specific in its charter)

NEVADA	20-4590982
(State of Incorporation)	(I.R.S. Employer I.D. No.)

31 MUSICK
IRVINE, CALIFORNIA 92618
(Address of principal executive offices, including zip code)

(949) 588-3767
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement.

On February 24, 2009 Bluefire Ethanol Fuels, Inc. (the “Company”) entered into a Revolving Line of Credit (the “Line of Credit”) with Arkenol, Inc. (the “Lender”) a related party.

The Line of Credit is for a maximum principal amount of five hundred seventy thousand ($570,000) dollars with an annual interest rate of six (6%) percent compounded annually and paid quarterly.  The Company may from time to time in its sole discretion draw down up to the maximum five hundred seventy thousand ($570,000) dollars.

The Company has promised to pay in full the outstanding principal balance of any amounts due under the Line of Credit within thirty (30) days of the Company’s receipt of investment financing, in the amount of at least two million ($2,000,000) dollars.  The financing must provide for at least one million five hundred thousand ($1,500,000) dollars for general working capital and/or general corporate purposes.   The Lender at its option may require all outstanding sums due on the Line of Credit to become immediately due and payable as a condition precedent to any transaction effecting a change of control of the Company.  Any monies not paid within thirty (30) days of the due date will be subject to a late charge in the amount of ten (10%) of the entire remaining unpaid balance at the time of delinquency under the Line of Credit.

The Company’s Chief Executive Officer, Chairman of the Board of Directors and majority stockholder Arnold Klann, holds a 25.5% interest in the Lender.

ITEM 2.03. Creation of a Direct Financial Obligation.

See Item 1.01

ITEM 9.01 EXHIBITS

           (d) Exhibits

10.1           Revolving Line of Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

BlueFire Ethanol Fuels, Inc.

Date: March 6, 2009	By:	/s/ Arnold Klann
Arnold Klann
Chief Executive Officer, Director